Exhibit 10.2

ADVISORY SERVICES AGREEMENT

This ADVISORY SERVICES AGREEMENT (this “Agreement”), dated as of December 13, 2015, is entered into by and among Newell Rubbermaid Inc., a Delaware corporation (the “Company”), and Mariposa Capital, LLC, a Delaware limited liability company (“Advisor”), and, solely with respect to Section 2(d), Martin E. Franklin, Ian G.H. Ashken and James E. Lillie.

WHEREAS, the Company desires to receive from Advisor, and Advisor desires to provide to the Company, the Services (as defined herein) pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, the compensation arrangements set forth in this Agreement are designed to compensate Advisor for providing such Services to the Company; and

WHEREAS, Martin E. Franklin, Ian G.H. Ashken and James E. Lillie, as members and/or employees, of the Advisor will benefit from this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. Agreement; Term.

(a) As of the Effective Date (as defined herein), the Company hereby retains Advisor to perform, and Advisor agrees to render to the Company and its direct and indirect subsidiaries (“Subsidiaries”), on the terms herein set forth, strategic advisory services and such other services relating to the Company and its Subsidiaries as may from time to time be mutually agreed to among the parties (collectively, the “Services”).

(b) It is expressly understood and agreed that Advisor shall, upon the request of the Company, devote up to an average of 120 hours per fiscal quarter of the Company (such number to be prorated for any partial fiscal quarter during the Term (as defined herein)) to consult with and advise the officers and directors of the Company only to such extent and, at such times and places, as may be mutually convenient to the Company and Advisor. Subject to Section 2(d), Advisor shall be free to provide similar services to such other business enterprises or activities as Advisor may deem fit without any limitation or restriction whatsoever.

(c) The term of this Agreement shall commence on the date on which the Merger (as defined herein) is consummated pursuant to the Merger Agreement (as defined herein) (the “Effective Date”) and shall terminate on the third anniversary of the Effective Date (the “Term”). This Agreement may only be terminated by the Company upon a vote of a majority of the Company’s board of directors. In the event that this Agreement is terminated by the Company, the effective date of the termination shall be thirty (30) days following Advisor’s receipt of written notice of such termination by the Company or such earlier time as agreed to in writing by the parties. For purposes of this Agreement, “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 13, 2015, by and among Jarden Corporation, the Company and the other parties signatories thereto, pursuant to which, subject to the terms and conditions contained in the Merger Agreement, Jarden Corporation will be merged with and into a wholly-owned subsidiary of Company, immediately following which the surviving entity thereof will be merged with another wholly-owned subsidiary of Company and the surviving entity thereof will become a wholly-owned subsidiary of Company (the “Merger”).

(d) If the Merger Agreement is terminated without the Merger having been consummated, this Agreement shall terminate and the parties’ rights and obligations hereunder shall be null and void ab initio.

2. Compensation and Expenses.

(a) For the Services to be rendered by Advisor hereunder, Advisor shall receive an annual fee (the “Management Fee”) equal to $4,000,000. The Company shall pay the annual Management Fee in quarterly installments starting on the Effective Date and continuing through the third anniversary of the Effective Date. If Advisor is Terminated Without Cause (as defined herein) prior to the expiration of the Term, Advisor will be entitled to receive within five (5) business days following Advisor’s receipt of written notice of such termination by the Company an amount equal to $12,000,000 less the sum of all Management Fees paid by the Company prior to such date. For purposes of this Section 2(a), “Termination Without Cause” means any termination of the Advisor by the Company other than a Termination for Cause. “Termination for Cause” means a termination by the Company of the Advisor in writing within thirty (30) days after the occurrence of Advisor’s willful and continued failure to perform the Services if such failure continues for a period of thirty (30) days after Advisor’s receipt of written notice from the Company specifying the exact details of such alleged failure and such alleged failure has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries.

(b) The Company shall reimburse Advisor for the cost of all reasonable out-of-pocket fees and expenses incurred by Advisor in the performance of the Services hereunder and all matters related thereto, including, but not limited to, the reimbursement for use of private aircraft to attend Board meetings of the Company. The aforementioned expenses will be payable by the Company to Advisor or its designee promptly following presentation by Advisor of invoices for such expenses.

(c) The Company shall provide the Advisor, at the Company’s expense, with office space reasonably acceptable to the Advisor and the Company for the Advisor to conduct the Services during the Term. The Company will also bear all reasonable costs and expenses during the Term of the overhead and support services relating to the office described on Schedule A hereto. In this regard, the Company shall also provide the Advisor, at the Company’s expense, with the office space located in Miami, Florida that is described on Schedule B hereto to conduct the Services for a period not to exceed December 31, 2016. The Company will also bear all reasonable costs and expenses during such period of the overhead and support services relating to the Miami office described on Schedule B hereto.

(d) In consideration of the benefits received by them pursuant to this Agreement, Messrs. Franklin and Ashken hereby waive any and all fees and compensation, but not reimbursement of expenses, to which they would otherwise be entitled as directors of

Company during the Term. Notwithstanding anything contained herein to the contrary, Messrs. Franklin, Ashken and Lillie will not engage in any Outside Activities (as defined herein) that would result in them being in breach of or default under their respective restrictive covenant agreements contained or incorporated into each of their Separation Agreements with Jarden Corporation, each dated December 13, 2015.

3. Relationship of the Parties. Advisor is providing the Services hereunder as an independent contractor. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee or principal-agent relationship between the Company and/or any of its Subsidiaries on the one hand, and Advisor or any of Advisor’s members, Advisors, officers or employees on the other hand (notwithstanding the fact that the Company and Advisor may have in common any officers, directors, stockholders, members, managers, employees, or other personnel).

4. Directors and Officers. Nothing in this Agreement shall be construed to relieve the directors or officers of the Company and its Subsidiaries from the performance of their respective duties or limit the exercise of their powers in accordance with the Company’s and its Subsidiaries’ charter, bylaws, operating agreement, other constituent documents, applicable law, or otherwise. The activities of the Company and its Subsidiaries shall at all times be subject to the control and direction of their respective directors and officers. The Company and its Subsidiaries reserve the right to make all decisions with regard to any matter upon which Advisor has rendered its advice and consultation. The Company, its Subsidiaries and Advisor expressly acknowledge and agree that Advisor is being engaged by the Company and its Subsidiaries to provide the Services to the Company and its Subsidiaries, for which Advisor will be compensated pursuant to the terms of this Agreement. Advisor shall not, and shall have no authority to, control the Company or its Subsidiaries or the Company’s or its Subsidiaries’ day-to-day operations, whether through the performance of Advisor’s duties hereunder or otherwise. Moreover, although the Company and/or its Subsidiaries may grant to Advisor authority to sign, review or approve the Company’s and/or its Subsidiaries’ checks, payments, expenditures, transfers and/or conveyances, any such grant of authority shall be made by the Company or its Subsidiaries, as applicable, and accepted by Advisor with the express understanding and limitation that Advisor shall possess and exercise such authority solely in its capacity as a provider of the Services pursuant to the terms of this Agreement, and in no other capacity, and that no inference shall be drawn therefrom as to any ability of Advisor to control the Company or its Subsidiaries or the Company’s or its Subsidiaries’ day-to-day operations or any liability or responsibility therefor. The Company’s and its Subsidiaries’ directors, officers and employees shall retain all responsibility for the Company, its Subsidiaries and their operations as and to the extent required by the Company’s and its Subsidiaries’ charter, bylaws, operating agreement, other constituent documents, and applicable law.

5. Limitation of Liability. Neither Advisor nor any of its affiliates, nor any of their respective members, managers, partners, directors, officers, employees, agents and/or controlling persons, nor any successor by operation of law (including by merger) of any such person, nor any entity that acquires all or substantially all of the assets of any such person in a single transaction or series of related transactions (all of the foregoing, collectively, the “Advisor Indemnitees”) shall be liable to the Company or any of its Subsidiaries or affiliates or any of the security holders or creditors of the Company or any of its affiliates for (i) any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost or other expense (including, without limitation, legal fees and expenses) (collectively “Liabilities”) directly or indirectly (whether direct or indirect, in contract or tort or otherwise) arising out of, related to, caused by, based upon or in connection with the performance of the Services contemplated by this Agreement, unless such Liability shall have been determined by a court of competent jurisdiction to have been caused by the fraud, bad faith, gross negligence or willful misconduct of such person, or (ii) any Outside Activities (as defined herein). Advisor makes no representations or warranties, express or implied, in respect of the Services provided by any Advisor Indemnitee. In no event will any Advisor Indemnitee be liable to the Company (x) for any special, indirect, punitive, incidental or consequential damages, including, without limitation, loss of profits or savings or lost business, whether or not such damages are foreseeable or such Advisor Indemnitee has been advised of the possibility of such damages or (y) in respect of any Liabilities relating to any third party claims (whether based in contract, tort or otherwise), except as set forth in Section 6 below. Under no circumstances will the aggregate of any and all Liabilities of Advisor Indemnitees exceed, in the aggregate, the fees actually paid to Advisor hereunder.

6. Indemnification. The Company and its Subsidiaries shall jointly and severally reimburse, defend, indemnify and hold Advisor Indemnitees, and each of them, harmless from and against any Liabilities arising out of, related to, caused by, based upon or in connection with (a) any act or omission of, or on behalf of, the Company, any of its Subsidiaries, Advisor or any of Advisor Indemnitees in connection with the providing of Services under this Agreement, except to the extent such Liabilities shall have been determined by a court of competent jurisdiction to have been caused by the fraud, bad faith, gross negligence or willful misconduct of the person seeking indemnification, or (b) any act or omission made at the direction of the Company or any of its Subsidiaries (collectively, “Claims”). The Company and its Subsidiaries and affiliates shall jointly and severally defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, its Subsidiaries or any of their affiliates, or any Advisor Indemnitee in connection with the providing of Services under this Agreement or in which any Advisor Indemnitee may be impleaded with others upon any Claims, or upon any matter, directly or indirectly arising out of, related to, caused by, based upon or in connection with this Agreement or the performance (or failure of performance) hereof by any Advisor Indemnitee; provided that the Company shall be entitled to select any counsel to defend such claim.

7. Section 409A Compliance. Section 7(p) of each of the Amended and Restated Employment Agreements, dated as of July 23, 2012, between Jarden Corporation and each of Martin E. Franklin, Ian G.H. Ashken and James E. Lillie, as amended by each of the Equity Award, Lock-Up and Amendment Agreements, dated as of December 19, 2013, between the Company and each of Martin E. Franklin, Ian G.H. Ashken and James E. Lillie (collectively, the “Employment Agreements”) is hereby incorporated into this Agreement in its entirety; provided that references to the “Agreement” in such Section 7(p) shall be deemed to refer to both the Employment Agreements and this Agreement for purposes of this Section 7. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Advisor is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

8. Notices. All notices, requests, demands or other communications permitted or required to be given hereunder shall be given or made in writing and shall be (i) delivered personally (including delivery by commercial courier), (ii) sent by registered or certified airmail, postage prepaid or (iii) sent by telecopier, addressed to the party to whom they are directed at the following addresses, or at such other address as ay be designated by notice from such party hereunder:

To the Company:

Newell Rubbermaid Inc.

3 Glenlake Parkway

Atlanta, Georgia 30328

Attention: General Counsel

Facsimile No.: (770) 677-8737

To Advisor:

Mariposa Capital, LLC

5200 Blue Lagoon Drive

Suite 855

Miami, Florida 33126

Attention: Desiree DeStefano

Facsimile No.: (305) 675-0653

Any notice, request, demand or other communication permitted or required to be given hereunder shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with a nationally recognized overnight delivery service with an order for next-day delivery, with the cost of delivery prepaid for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) if delivered by other means, when actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

9. Assignment; Successors and Assigns. This Agreement and the rights, duties and obligations of the Company and its Subsidiaries hereunder may not be assigned or delegated by the Company or its Subsidiaries without the prior written consent of Advisor. This Agreement and the rights, duties and obligations of Advisor hereunder may not be assigned or delegated by Advisor, other than to an affiliate of Advisor, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned). All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

10. Amendments. No amendment, supplement or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Advisor and the Company (in the case of an amendment or supplement) or by the waiving party (in the case of a waiver).

11. Applicable Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

12. Section Headings. The headings of each section are contained herein for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters.

14. Severability. If any provision of this Agreement or application thereof under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and both of which together shall constitute one and the same document. Any counterpart may be executed by PDF or facsimile signature and such PDF or facsimile signature shall be deemed an original.

16. Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals, and to do all other things, necessary for the transactions contemplated by this Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

17. Attorneys’ Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, if Advisor substantially prevails in the action, then Advisor shall be entitled to recover from the Company its reasonable attorneys’ fees and all related reasonable costs and disbursements incurred in connection therewith, including attorneys’ fees on appeal.

18. Outside Activities. Subject to the provisions of Section 2(d) above, the Company hereby acknowledges and agrees that one or more of Advisor Indemnitees have had, and from time to time may have, outside activities or interests that conflict or may conflict with the best interests of the Company, its Subsidiaries or any of their affiliates (collectively, “Outside Activities”), including (without limitation) investment opportunities or investments in, ownership of, or participation in entities that are or could be complementary to, or competitive with, the Company, its Subsidiaries or any of their affiliates. The Company hereby consents to all such Outside Activities, and no Advisor Indemnitee shall be liable to the Company, its Subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise), including without limitation any fiduciary duties, by reason of any such activities or of such person’s participation therein. In the event that any Advisor Indemnitee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company, its Subsidiaries or any of their affiliates, on the one hand, and any Advisor Indemnitee, on the other hand, or any other person, no Advisor Indemnitee shall have any duty (contractual or otherwise), including without limitation any fiduciary duties, to communicate, present or offer such corporate opportunity to the Company, its Subsidiaries or any of their affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise), including without limitation any fiduciary duties, by reason of the fact that any Advisor Indemnitee directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present or communicate such opportunity to the Company, its Subsidiaries or any of their affiliates, even though such corporate opportunity may be of a character that, if presented to the Company, its Subsidiaries or any of their affiliates, could be taken by the Company, its Subsidiaries or any of their affiliates, as applicable. The Company hereby renounces any interest, right, or expectancy in any such opportunity not offered to it by Advisor Indemnitees to the fullest extent permitted by law. For the avoidance of doubt, the provisions of this Section 18 shall not limit in any respect the provisions of Section 4 of this Agreement.

19. Confidentiality. Advisor agrees that, during the Term and thereafter, Advisor shall hold and keep confidential any trade secrets, customer lists and pricing or other confidential information, or any inventions, discoveries, improvements, products, whether patentable practices, methods or not, directly or indirectly useful in or relating to the business of the Company or its subsidiaries as conducted by it from time to time, as to which Advisor shall at any time during the Term become informed, and Advisor shall not directly or indirectly disclose any such information to any person, firm or corporation or use the same except in connection with the business and affairs of the Company or its subsidiaries. The foregoing prohibition shall not apply to the extent such information, knowledge or data (a) was publicly known at the time of disclosure to Advisor, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement, or (c) is required to be disclosed by Advisor as a matter of law or pursuant to any court or regulatory order.

20. Survival. Except in the event of a termination of this Agreement pursuant to Section 1(d) in which case all rights and obligations of the parties hereunder shall be null and void ab initio, Sections 2, 5, 6, 7, 8, 9, 11, 14, 17, 19 and this Section 20 shall survive the termination of this Agreement.

21. Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.

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IN WITNESS WHEREOF, the parties have executed this Advisory Services Agreement as of the date first above written.

COMPANY:

NEWELL RUBBERMAID INC.

By:	/s/ Bradford R. Turner
Name:	Bradford R. Turner
Title:	Senior Vice President, General Counsel and Corporate Secretary

ADVISOR:

MARIPOSA CAPITAL, LLC

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Vice President

Solely with respect to Section 2(d):

/s/ Martin E. Franklin
Martin E. Franklin

/s/ Ian G.H. Ashken
Ian G.H. Ashken

/s/ James E. Lillie
James E. Lillie

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